EXHIBIT 10.6

Description of Arrangement for Directors Fees

The following sets forth the amount of fees payable to outside directors of Chemung Financial Corporation for their services as Directors in fiscal year 2006:

Event	Fee
Annual Retainer	$5,500.00 payable in cash.

Board Meeting Attended	$ 300.00

Committee Meeting Attended	$ 300.00
Chairman of Each Committee Attended	$ 350.00
Telephonic Meeting	$ 300.00
Telephonic Committee Meeting	$ 300.00
Separate Chemung Financial Corporation and Chemung Canal Trust Company Board Meetings Held on the Same Day	$ 300.00

Annual Retainer for the Chairman of the Audit Committee	$5,500.00 (not additional)

Annual Retainer for the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee	$5,500.00 (not additional)

Annual Retainer for Lead Director	$ N/A

On December 21, 2005, the Corporation's Board of Directors approved an adjustment to the compensation of board members so that members of the Board of Directors receive common shares of the Corporation equal in value to the amount of fees individually earned during the previous year for service as a member of the Board of Directors. The common shares are to be distributed to the Corporation's individual board members from treasury shares of the Corporation on or about January 15 following the calendar year of service.

Additionally, the President and CEO of the Corporation, who does not receive cash compensation as a member of the Board of Directors, shall be awarded common shares equal in value to the average of those awarded to board members not employed by the Corporation who have served twelve (12) months during the prior year.